                         FUND PARTICIPATION AGREEMENT

   This Agreement entered into this ____ day of ________, 1992 between Security First Life Insurance Company ("Insurer"), an insurance company organized under the Delaware Insurance Code Security First Life Separate Account A ("Separate Account"), a segregated asset account established by Insurer pursuant to the Delaware Insurance Code T. Rowe Price Growth Stock Fund, (the "Fund") an open-end management investment company (or series thereof) organized under the laws of the State of Maryland T. Rowe Price Investment Services Inc. ("Fund Distributor") and Security First Financial Inc. ("First Financial"), a Delaware corporation.

                                  WITNESSETH:

   WHEREAS the Insurer intends to issue combination fixed and variable annuity or variable annuity contracts or certificates (the "Contracts) through the Separate Account; and

   WHEREAS, First Financial has contracted to serve as the Distributor of the Contracts issued by Insurer through the Separate Account; and

   WHEREAS, it is the desire of the parties that shares of the Fund be acquired by the Separate Account to fund one or more of the series of the Separate Account pursuant to the terms of the Contracts.

   NOW THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein, Insurer, the Separate Account, the Fund, the Fund Distributor and First Financial hereby agree as follows:

   1. The Contracts funded through the Separate Account will provide for the allocation of net amounts in the various series of the Separate Account for investment in the shares of the Fund, the shares of which Fund will underlie one series. The selection of a particular Separate Account series is to be made by the contractholder, and such selection may be changed in accordance with the terms of the Contracts.

   2. No representation is made as to the number or amount of such Contracts to be sold. Insurer and First Financial will make reasonable efforts to market such Contracts and will comply with all applicable Federal or state laws in connection therewith.

   3. The Fund, or any such other agency as specified by the Fund, will provide closing net asset valued dividend information, and capital gain information at the close of trading on the New York Stock Exchange each business day, to Insurer. The Fund will establish an account for transactions within the Separate Account. In accordance with procedures agreed upon between the Fund and the Insurer, orders by Insurer for the Separate Account will be placed separately and will be sent no later than 10:00 a.m. EST the morning of the business day following receipt by Insurer (provided such orders are received by Insurer at the close of trading for the Fund), directly to the Fund, or its specified agent. Payment for net purchases will be wired to a custodial account designated by the Fund, so as to coincide with the order for Fund shares. Likewise, payment for orders for liquidation of shares of the Fund will be wired from the Fund's custodial account to an account designated by Insurer. The Fund will execute orders at the net asset value as determined as of the close of trading on the day of receipt of such orders by Insurer. Dividends and capital distributions shall be reinvested in additional shares at the ex-date net asset value.

   4. The Fund Distributor hereby appoints the Insurer as its agent for the sole purpose of accepting orders for the purchase and sale of Fund shares resulting from the receipt of purchase payments from contractholders, in the case of purchases, or the receipt of surrender or annuitization requests from contractholders in the case of sales. Purchases and sales shall be effected in accordance with the Fund prospectus and the requirements of the Investment Company Act of 1940, as amended, and the Insurer shall be responsible for promptly notifying the Fund of the number of shares purchased or sold, the date and time of the transaction, and such other information as shall be requested by the Fund.

   5. Transfer of the Fund shares will be by book entry only. No stock certificates will be issued to the Separate Account. Shares ordered from the Fund will be recorded in an appropriate title for the corresponding Series of the Separate Account by Insurer.

   6. The Fund shall furnish notice promptly to Insurer of any dividend or distribution payable on their shares. All of such dividends and distributions as are payable on the Fund shares in the title for the corresponding series of the Separate Account shall be automatically reinvested in additional shares of the Fund. The Fund shall notify Insurer of the number of shares so issued.

   7. The Fund shall see to it that all their shares are registered and authorized for issue in accordance with applicable Federal and state laws prior to their purchase for the Separate Account.

   8. Insurer will distribute all proxy material furnished by the Fund and will vote Fund shares in accordance with instructions received from the Contractowners of such Fund shares. Insurer shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from Contractowners. Insurer and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Fund shares held for such Contractowners. Insurer will provide to the Fund a list of Contractowners and their addresses upon written notice from any officer or director of the Fund. Such information will be used for proxy purposes only.

   9. Insurer, Separate Account and First Financial shall not be responsible for any expenses of the Fund incident to the performance by the Fund under this Agreement. Insurer shall bear none of the expenses for the cost of registration of the Fund's share, preparation of the Fund's prospectuses, proxy materials and reports, the distribution of such items to each Participant who has allocated net amounts to the Separate Account, the preparation of all statements and notices required by any Federal or state law and all taxes on the issue or transfer of the Fund's shares subject to this Agreement.

   10. Insurer and First Financial shall make no representations concerning the Fund or Fund's shares except those contained in the then current prospectuses of the Separate Account and the Fund and in printed information subsequently issued on behalf of the Fund as supplemental to such prospectuses. Advertising and sales literature with respect to the Fund prepared by Insurer or its agents for use in marketing its Separate Account will be submitted to Fund Distributor for approval, which approval shall not be unreasonably withheld, before such material is submitted to any state or federal or self regulatory agency for review or is otherwise used.

   11. This Agreement shall terminate:

      a. at the option of Insurer, First Financial or the Fund upon six months advance written notice to other;

      b. at the option of Insurer if the Fund's shares are not reasonable available to meet the requirements of the Contracts as determined by Insurer. Prompt notice of election to terminate shall be furnished by Insurer;

      c. at the option of Insurer upon institution of formal proceedings against First Financial or the Fund by the National Association of Securities Dealers or the Securities and Exchange Commission;

      d. upon requisite vote, if any, of the contractholders and group contract participants having an interest in the Separate Account to substitute the shares of another investment company for the shares of the Fund in accordance with the terms of the Contracts for which Fund shares have been selected to serve as the underlying investment medium. Insurer will give 30 days' prior written notice to the Fund of the date of any proposed vote to replace its shares;

      e. upon assignment of this Agreement unless made with the written consent of the parties hereto;

      f. in the event the Fund's shares are not registered, issued or sold in accordance with applicable state and/or Federal law or such law precludes the use of such shares as the underlying investment medium of the Contracts issued or to be issued by Insurer. Prompt notice shall be given by each party to all other parties in the event that the conditions stated in this subsection (f) or in any subsection of this Section 10 should occur.

   12. Insurer and the Separate Account each agree to indemnify the Fund and the Fund Distributor and each of their directors, officers, employees and agents in respect of, and hold the each of them harmless against, any and all losses, damages, claims or liabilities resulting from or relating to the performance of the duties and obligations of the Insurer and the Separate Account hereunder or resulting from or relating to conduct, statements or representations (other than statements or representations contained in the prospectus and sales literature of the Fund) of Insurer or its agents with respect to the sale and distribution of Contracts for which Fund shares are an underlying investment. The Fund and the Fund Distributor agree to indemnify the Insurer, the Separate Account, First Financial and each of their directors, officers, employees and agents in respect of, and hold each of them harmless against, any and all losses, damages, claims or liabilities resulting from or relating to the respective performance of the duties and obligations of the Fund and the Fund Distributor hereunder or resulting from or relating to conduct, statements or representations of the Fund or the Fund Distributor with respect to the Fund or the sale and distribution of Fund Shares. Notwithstanding the foregoing, neither party shall be liable to the other in the absence of bad faith, negligence or willful misconduct.

   13. In order for the indemnification provisions contained in Paragraph 12 of this Agreement to apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participant with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

   14. This Agreement shall be construed in accordance with the laws of the State of Maryland.

   15. Every notice required by this Agreement shall be sufficiently given when sent to:

          Fund and Fund Distributor
          Mr. John R. Rockwell
          T. Rowe Price Investment Services, Inc.
          100 East Pratt Street
          Baltimore, Maryland 21202

          Insurer. Separate Account and First Financial
          Security First Life Insurance Company
          11365 West Olympic Blvd.
          Los Angeles, California 90064
          Attention: President

   or such other address as shall be designated by the party pursuant to a written notice.

   IN WITNESS WHEREOF, the parties hereto have executed this amended and restated Agreement as of the date first above written.


Attest:      Security First Life Insurance Company

             By:

Attest:      Security First Life Separate Account A
             By Security First Life Insurance Company

             By:

Attest:      T. Rowe Price Growth Stock Fund

             By:

Attest:      T. Rowe Price Investment Services, Inc.

             By:

Attest:      Security First Financial, Inc.

             By: